Exhibit 99.1

Western Sierra Bancorp Announces agreement to acquire Gold Country Financial Services

CAMERON PARK, California.  Nov. 19, 2004

Western Sierra Bancorp (Nasdaq : WSBA) and Gold Country Financial Services, the holding company for Gold Country Bank, headquartered in Marysville, California announced today that they have signed a definitive merger agreement.  Under the terms of the merger agreement, Gold Country Bank will join Western Sierra’s alliance of community Banks and merge with and into Western Sierra National Bank, the largest subsidiary of Western Sierra Bancorp, in a stock and cash deal valued at approximately $23.1 million.

Gold Country Financial Services shareholders will receive approximately $5.5 million in cash and $17.6 million in shares of common stock of Western Sierra Bancorp.  The stock portion of the purchase price is subject to adjustment based on the average closing price for a share of Western Sierra Bancorp for a defined period.  Gold Country Bank shareholders will have the right to choose between stock or cash consideration within certain limits.  The transaction should close by April 2005, and is expected to be accretive in 2005.

The combination of Gold Country Bank, with over $140 million in assets and five branch locations will result in consolidated assets of over $1.3 billion for Western Sierra, which will then have 35 branch locations.  Gold Country Bank employees are known for their excellent customer service and community support, which matches the mission of Western Sierra Bancorp. Ron Kelly, President  & CEO, along with Chairman John Marta will join the Western Sierra Bank Board of Directors and continue to lead their team of professional bankers.

Ron Kelly, President/CEO of Gold Country Bank stated, “Western Sierra Bancorp will be a strong strategic partner for Gold Country Bank.  This alliance will result in tremendous value for our shareholder partners and customers, and it will provide greater upward and geographic mobility for our employees.  Our two institutions share similar philosophies and corporate cultures. This new partnership will enable us to capitalize on Gold Country Bank’s outstanding reputation and community image, continuing to grow our franchise.”

Gary D. Gall, President & CEO of Western Sierra Bancorp stated, “Western Sierra has long desired a presence in the Marysville and Yuba City markets.  Gold Country Bank with its five locations and dynamic banking team will help us expand our regional presence.  The financial strength of our multi-bank holding company will assist Gold Country Bank with their aggressive expansion plans as well as enabling them to offer many new and enhanced products and services.”

Gold Country Bank will become the seventh acquisition for Western Sierra Bancorp since 1999.  Their four bank charters include Western Sierra Bank, Lake Community Bank, Central California Bank, and Auburn Community Bank. The acquisition is subject to regulatory, as well as Gold County Financial Services shareholder approval.

More information about these banks can be found on their websites at www.westernsierrabancorp.com and www.goldcountrybank.com ..

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Western Sierra Bancorp and Gold Country Financial Services intend for such forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the companies’ expectations regarding future events and developments, including Western Sierra Bancorp’s belief that the transaction will be accretive to its earnings per share.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition, discussions about risks and uncertainties are set forth from time to time in Western Sierra Bancorp’s publicly available Securities and Exchange Commission filings.  The companies undertake no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

The forgoing may be deemed to be offering materials of Western Sierra Bancorp and Gold Country Financial Services in connection with Western Sierra Bancorp’s proposed acquisition of Gold Country Financial Services, on the terms and subject to the conditions in the Agreement and Plan of Reorganization and Merger, dated Nov 18, 2004, between Western Sierra Bancorp and Gold Country Financial Services.  Gold Country Financial Services shareholders and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which Western Sierra Bancorp will file with the SEC in connection with the proposed merger, because it will contain important information about Western Sierra Bancorp, Gold Country Financial Services, the merger and related matters.  After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from Western Sierra Bancorp and Gold Country Financial Services.

In addition to the proposed registration statement and proxy statement/prospectus, Western Sierra Bancorp files annual, quarterly and special reports, proxy statement and other information with the SEC.

Contact Information:

Western Sierra Bancorp

Gary D. Gall, President and CEO

(530) 698-2293

Gold Country Financial Services

Ronald Kelly (President and CEO)

(530) 740-7270